                                                                   EXHIBIT 4(n)



























First Amendment, dated December 14, 1993, to Term Loan and Security Agreement between Grossman's Inc. and Sanwa Business Credit Corporation, dated October 15, 1991.





























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FIRST AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT


           THIS FIRST AMENDMENT TO TERM LOAN AND SECURITY
AGREEMENT (this "Amendment") is made as of this 15th day of December, 1993, by and between GROSSMAN'S, INC., a Delaware corporation ("Borrower"), and SANWA BUSINESS CREDIT CORPORATION, a Delaware corporation ("Lender").


                                   BACKGROUND


           A. Borrower and Lender are parties to a Term Loan and Security Agreement dated October 15, 1991 (including all exhibits and riders thereto and as supplemented and amended from time to time referred to herein as the "Loan Agreement").

           B. Borrower has or is about to close and cease to operate its Danvers, Massachusetts location and as a consequence pursuant to Section 3.8 of the Loan Agreement, Borrower must either (i) immediately prepay the outstanding principal balance of the Note plus all accrued interest or (ii) subject to the approval of Lender, substitute as Collateral another of its locations having a minimum appraised value equal to at least Four Million Seven Hundred Fifty Thousand and No/100 Dollars ($4,750,000.00). Borrower has advised Lender that it is unable to substitute suitable Collateral.

           C. Borrower has requested Lender to waive the requirement that it immediately prepay the outstanding principal balance of the Note and to waive certain defaults that will be created by the Danvers closing and certain other store closings.

           D. Lender has considered Borrower's requests and is amenable to such requests provided that Borrower executes this Amendment and complies with all of the terms and conditions contained therein.

           NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and promises contained in this Amendment, Borrower and Lender agree as follows:

           1. Amendment to Loan Agreement. Effective as of the date hereof and subject to the conditions set forth in Paragraph
4, Lender and Borrower agree to amend the Loan Agreement as follows:

           (a)  Section 1.1 Terms Defined.  Section 1.1 of the
Loan Agreement is amended as follows:

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                (i)   By adding alphabetically the following
                definitions thereto:

                "Account" means the Borrower's right to payment for a sale or lease and delivery or goods or rendition of services in the ordinary course of the Borrower's business.

                "Account Debtor" means each Person obligated in any way on or in connection with an Account.

                "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Borrower, the consolidated net income of the Borrower and its Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, less any and all of the following included in such net income: (a) gain or loss arising from the sale of capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any corporation, substantially all the assets of which have been acquired by the Borrower or any of its Subsidiaries in any manner, to the extent realized by such other corporation prior to the date of acquisition; (d) earnings of any business entity in which the Borrower or any of its Subsidiaries has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Borrower or such Subsidiary in the form of cash distributions; (e) earnings of any Person to which assets of the Borrower or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Borrower or any of its Subsidiaries shall have been merged, or which has been a party with the Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Borrower or any of its Subsidiaries or from cancellation or forgiveness of Debt; (g) gain or loss arising from extraordinary items or from any other non recurring transaction, as determined in accordance with GAAP; and (h) losses of Construcento de America, S.A. De C.V.

                "Adjusted Tangible Assets" means all of the assets of the Borrower and its Subsidiaries on a consolidated basis except: (a) deferred assets
           (other than prepaid insurance, prepaid taxes and other assets constituting items prepaid by the

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           Borrower or any of its Subsidiaries in the ordinary
           course of its business) in excess of $500,000; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, and other similar intangibles;
           (c) Restricted Investments; (d) unamortized debt discount and expense; (e) assets of the Borrower or any of its Subsidiaries constituting Intercompany Accounts; and (f) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date hereof.

                "Adjusted Tangible Net Worth" means, at any date: (a) the book value after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Borrower and its Subsidiaries on a consolidated basis at such date prepared in accordance with GAAP; less (b) the amount at which the Borrower's and its Subsidiaries, liabilities on a consolidated basis would be shown on such balance sheet; provided, that Adjusted Tangible Net Worth shall exclude the effect of the establishment (or reversal) after the date hereof of a minimum pension liability in accordance with the Financial Accounting Standards Board's Statement of Financial Account Standards No. 87; and shall additionally exclude any net gain from the sale of the Borrower's corporate headquarters at 200 Union Street, Braintree, Massachusetts.

                "Intercompany Accounts" means all assets and liabilities, however arising, which are due to the Borrower from, which are due from the Borrower to, or which otherwise arise from any transaction by the Borrower with, any Affiliate.

                "Restricted Investment" means any acquisition of Property by the Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of stock, indebtedness or other obligation, or by loan, advance, capital contribution, or otherwise, except the following:

                      (a)  Property to be used in the business of
                the Borrower and its Subsidiaries;

                      (b)  current assets arising from the sale
                or lease of goods or rendition of services in the ordinary course of business of the Borrower and its Subsidiaries;

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                      (c)  if no Revolving Loans are outstanding
                at the time of the acquisition, direct
                obligations of the United States of America, or any agency thereof, or obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

                      (d)  if no Revolving Loans are outstanding
                at the time of the acquisition, certificates of deposit or time deposits maturing within one year from the date of acquisition in each case issued by, created by, or with a bank or trust company organized under the laws of the United States (including overseas branches thereof, provided, that such branches are not treated as entities separate and apart therefrom) or any state thereof having capital and surplus aggregating at least $100,000,000;

                      (e)  if no Revolving Loans are outstanding
                at the time of the acquisition, commercial paper given the highest rating by a national credit agency and maturing not more than 270 days from the date of creation thereof;

                      (f)  consistent with historic practices of
                the Borrower with respect to its cash management practices, (x) overnight bank deposits with a bank or trust company organized under the laws of the United States (including overseas branches thereof, provided, that such branches are not treated as entities separate and apart therefrom) or any state thereof having capital and surplus aggregating at least $100,000,000 and (y) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (c) and (d) above, entered into with any bank with securities dealers of recognized national standing, provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy Repurchase Agreements of Depositary Institutions with Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy"), and provided, further, that possession or control of the underlying securities is established as provided in the Supervisory Policy;

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                      (g)  investments as of the date hereof by
                the Borrower in any of its Subsidiaries existing on the date hereof and additional investments therein not to exceed $5,000,000 in the aggregate;

                      (h)  investments as of the date hereof by
                the Borrower in Construcentro De America, S.A.
                De C.V. and additional investments by the Borrower therein not to exceed $5,000,000 in the aggregate;

                      (i)  investments consisting of loans or
                advances by the Borrower and its Subsidiaries to its employees in the ordinary course of business of the Borrower and its Subsidiaries not in excess of $1,000,000 in the aggregate outstanding at any time for the Borrower and its Subsidiaries; and

                      (j)  other investments by the Borrower not
                exceeding $500,000 in the aggregate.

                (ii)  By deleting the following definitions:

                "Consolidated Current Assets"
                "Consolidated Current Liabilities"
                "Consolidated Fixed Charges"
                "Consolidated Funds Available for Fixed Charges"
                "Consolidated Net Income"
                "Consolidated Tangible Assets
                "Consolidated Tangible Net Worth"
                "Funded Debt"
                "Subordinated Funded Debt"

                (iii)      By amending certain definitions to
           read as follows:

                "Revolving Credit Agreement" shall mean that certain Loan and Security Agreement dated December 15, 1993, as amended from time to time, and all documents related thereto between Borrower and the Revolving Credit Lender, copies of which have been provided to Lender, or any replacement thereof."

                "Revolving Credit Lender" shall mean BankAmerica
           Business Credit Inc., a national banking association, having an office at 40 East 52nd Street, New York,
           NY 10022 or any placement thereof."

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                "Subsidiary" shall mean any present or future
           corporation or other entity of which the Borrower owns, directly or indirectly, more than 50% of the voting stock or other voting equity interest (other than voting stock or other voting equity interest which has voting rights only by reason of the happening of a contingency.

           (b)  Section 1.3 Other Terms.  The first sentence of
Section 1.3 of the Loan Agreement is amended to read as follows:

                "All undefined terms contained in Section 1.1 of this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Revolving Credit Agreement, and any other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein."

           (c)  Section 2.2 Repayment of Term Loan; Interest
Payments. Section 2.2(a) of the Loan Agreement is amended in full to read as follows:

                "(a) Payments of principal and interest due on the Term Note shall be made in five (5) installments, the first four (4) of which shall be in the amount of Ninety Three Thousand Seven Hundred and Fifty Dollars ($93,750.00) each plus interest on the principal balance of the Term Loan from time to time remaining unpaid, calculated at the Original Interest Rate as set forth in Section 2.4 below, and the final installment shall be in an amount equal to the sum of the then outstanding principal amount of the Term Loan and all accrued and unpaid interest thereon calculated at the Original Interest Rate, such payments commencing on the 15th day of January, 1994 and continuing on the same day of April, July and October, 1994, with the final payment due and payable on October 31, 1994, or if earlier, on the date Borrower closes the sale of its Danvers, Massachusetts facility."

           (d) Section 2.3 Prepayments. No Prepayment Fee shall be due and payable pursuant to Section 2.3 of the Loan Agreement if payment of the Term Loan is made as provided in Section 2.2 of the Loan Agreement, as amended.

           (e)  Section 2.4  Interest.  All references in Section
2.4 of the Loan Agreement to the Thirty Two-Month Treasury Note interest rate and the Five Year Interest Rate are deleted.

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           (f)  Section 3.7  Maintenance and Disposition of Equipment.
Notwithstanding anything to the contrary contained in Section 3.7 of the Loan Agreement, so long as no Event of Default exists at the time of the intended disposition of the Equipment located at the Borrower's Danvers, Massachusetts facility, Borrower may move the Equipment located at its Danvers, Massachusetts facility to any of its other locations without notice or any accounting thereof to Lender. All cash proceeds received from the disposition of Equipment will be promptly delivered to Lender for application to the Obligations.

           (g) Section 3.8 Substitution of Collateral. Lender hereby waives (effective as of such time as this Amendment shall become effective) the prepayment or substitution of Collateral requirement contained in Section 3.8 in connection with the closing of its Danvers, Massachusetts facility. All other requirements of Section 3.8 shall remain in full force and effect.

           Article 7  Financial Covenants.  Article 7 of the Loan
Agreement is amended in full to read as follows:

           "Borrower covenants and agrees that as at the end of each month after the date hereof (as provided below) and so long as any of the Obligations of Borrower to Lender under this Agreement exist or this Agreement remains in effect, unless otherwise consented to by Lender in writing:

           7.1  Minimum Interest Coverage.  The Borrower shall
     not permit the ratio (the "Interest Coverage Ratio) of (a)
     Adjusted Net Earnings from Operations for any period
     specified below plus interest expense of the Borrower and
     its Subsidiaries for such period and provision for income
     taxes of the Borrower and its Subsidiaries for such period plus depreciation and amortization expense of the Borrower and its Subsidiaries for such period to (b) interest
     expense of the Borrower and its Subsidiaries for such
     period to be less than the ration set forth opposite any
     such period:
                Period                           Ratio
     Second fiscal quarter of 1994 Fiscal Year              4.7/1

     Third fiscal quarter of 1994 Fiscal Year               6.4/1

           7.2 Adjusted Tangible Net Worth. The Borrower shall not permit Adjusted Tangible Net Worth to be less than the following amounts at any time during any of the following respective periods or on any of the following respective dates, as appropriate:

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
                Period or Date                         Amount
           First fiscal quarter of
             1994 Fiscal Year                          $78,500,000

           Second fiscal quarter of
             1994 Fiscal Year (other than
             last day of such quarter)                  78,000,000

           Last day of second fiscal
             quarter of 1994 Fiscal Year                81,800,000

           Third fiscal quarter of 1994
             Fiscal Year (other than last
             day of such quarter)                       83,100,000

           Last day of third fiscal
             quarter of 1994 Fiscal Year                88,200,000"

           (h) Section 8.2 Officers' Certificate. Section 8.2 of the Loan Agreement is hereby amended to add a new subsection
8.2.1 at the end of said Section 8.2, as follows:

           "8.2.1 Additional Information and Compliance Certificates. In addition to the Officers' Certificate required by Section 8.2 above, Borrower shall submit to Lender monthly within 25 days of the end of each month, except March, June and September which will be within 55 days of the end of the quarter, commencing with the month ending December 31, 1993, a covenant compliance certificate in the form required by Section 8.2. The monthly certificates will be accompanied by monthly financial statements in the form and type required by
     Section 8.1(a)(1) and (2), together with a statement of cash flow (in the form requested by Lender). Borrower shall also submit to Lender a copy of the monthly compliance certificate Borrower is supplying to the Revolving Credit Lender simultaneously with the delivery of such certificate to the Revolving Credit Lender."

           (i)  Section 12.3 Notices.  The reference in Section
12.3 of the Loan Agreement to Jenner & Block is hereby deleted and the following is substituted therefor:


                Fagel & Haber
                140 S. Dearborn, Suite 1400
                Chicago, Illinois  60603
                Attn:  James B. Gottlieb

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           2.   Waiver of Defaults.  Lender hereby waives (effective as of such time as this Amendment shall become effective) the occurrence of an Event of Default on account of Borrower's failure to comply with any of the financial covenants contained in Sections 7.1 through 7.5 of the Loan Agreement (as existed prior to the effective date of this Amendment) and any Event of Default created or that may hereafter be created on account of Borrower's failure to occupy the Danvers, Massachusetts Collateral Location.

           3.   Fees.

           (a)  Borrower shall pay to Lender an extension fee
(the "Extension Fee") in the amount of $100,000.00, which Extension Fee shall be payable on the date of this Amendment.

           (b) Borrower agrees to pay Lender an accelerating charge (the "Accelerating Charge") for each month that the Term Loan remains unpaid, commencing with $7,000.00 in January, 1994 and increasing by $1,000.00 each month thereafter (e.g., $8,000.00 in February, $9,000.00 in March and so forth), which Accelerating Charge shall be payable on the 15th day of each month it is due.

           (c) Borrower agrees to pay all fees and expenses of Lender in connection with the preparation of this Amendment and all other documents related thereto, including without limitation all attorneys' fees and expenses (including any title or search fees and recordation taxes) incurred in connection with the negotiation and preparation of this Amendment and all other documents related thereto.

           4. Effectiveness of Amendment. This Amendment shall become effective and be deemed effective as of the date hereof provided that on or before such date, Lender shall have received
(a)(i) three (3) copies of this Amendment executed by Borrower,
(ii) one (1) copy of a Note Modification Agreement executed by Borrower in the form attached to this Amendment as Exhibit A,
(iii) a Certificate of the Secretary of Borrower certifying Resolutions adopted by the Board of Directors of Borrower authorizing the transactions and documentation and documents entered into in connection with this Amendment, (iv) the Restructuring Fee by federal funds wire transfer, (v) all other documents, instruments and agreements reasonably requested by Lender, and (b) Borrower shall have entered into the Revolving Credit Agreement with the Revolving Credit Lender and shall have satisfied all the conditions precedent for the initial borrowings thereunder.





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           5.   Amendments to Mortgages.  If requested by Lender, Borrower will execute and deliver to Lender amendments to the Mortgages referred to in
Section 9.4 of the Loan Agreement in the form reasonably requested by Lender within five (5) Business Days after the delivery of such mortgage amendment documents to Borrower, together with any documents related thereto that Lender may reasonably request.

           6.   To induce Lender to amend the Loan Agreement,
Borrower represents and warrants to Lender that:

           (a) Compliance with Loan Agreement. On the date hereof, Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement (as modified by this Amendment) and no Event of Default specified in Section 10.1 of the Loan Agreement, nor any event which, upon notice or lapse of time or both, would constitute such an Event of Default, has occurred.

           (b) Representations and Warranties. On the date hereof, the representations and warranties set forth in Article 4 of the Loan Agreement (as modified by this Amendment) are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

           (c) Corporate Authority of Borrower. Borrower has the full power and authority to enter into this Amendment, to make the borrowings under the Loan Agreement as amended by this Amendment, and to incur and perform the obligations provided for under the Loan Agreement and this Amendment, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of shareholders or of any public authority or regulatory body is required as a condition to the validity or enforceability of this Amendment.

           (d) Amendment as Binding Agreement. This Amendment constitutes the valid and legally binding obligations of Borrower, fully enforceable against Borrower in accordance with its terms.

           (e) No Conflicting Agreements. The execution and performance by Borrower of this Amendment and the borrowings by Borrower under the Loan Agreement, as amended, will not (i) violate any provision of law, any order of any court or other agency of government, or the Charter or By-Laws of Borrower, or
(ii) violate any indenture, contract, agreement or other instrument to which Borrower is a party, or by which its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a

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default under, any such indenture, contract, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower.

           7.   Effect Upon Loan Agreement.

           (a)  Except as specifically set forth in Paragraph 1,
(i) the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed; (ii) the rights and obligations of the parties set forth in the Loan Agreement remain unchanged; and (iii) the execution, delivery and performance of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement, and shall not constitute a waiver of any provision of the Loan Agreement.

           (b) Borrower and Lender hereby agree that this Amendment shall not be construed as an agreement to substitute a new obligation or to extinguish the obligations under the Loan Agreement and shall not constitute a novation of the obligations of Borrower under the Loan Agreement.

           8. Capitalized Terms. The capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Loan Agreement unless otherwise defined herein.

           9. Governing Law. This Amendment has been delivered and shall be deemed to have been made at Chicago, Illinois and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

           10. Section Titles. The section title contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

           11. Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same Amendment.





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           IN WITNESS WHEREOF, the parties to this Agreement, have executed it as of the day and year set forth above.

                           BORROWER:

                           GROSSMAN'S, INC.


                           By:  /s/ Arthur S. Ryan
                                -------------------------------------
                           Its: Vice President - Assistant Treasurer
                                -------------------------------------

                           LENDER:

                           SANWA BUSINESS CREDIT CORPORATION


                           By:  /s/ Peter Skavla
                                -------------------------------------
                           Its: Regional Credit Manager
                                -------------------------------------





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